Exhibit 99.1

The Chemours Company Reports First Quarter 2016 Results

First Quarter 2016 Highlights

•	Net sales of $1.3 billion

•	Adjusted EBITDA of $128 million

•	Adjusted Net Income of $11 million, or $0.06 per diluted share

•	Net Income of $51 million, or $0.28 per diluted share, including $89 million gain on sale of Beaumont aniline facility, interest expense of $57 million and restructuring costs of $17 million

Other Highlights

•	Continued to build liquidity through working capital productivity, asset sale proceeds and the DuPont prepayment, resulting in cash balance of $435 million

•	Signed definitive agreement to sell Clean & Disinfect (C&D) business to LANXESS for $230 million

•	Announced decision to begin investment in next increment of Opteon™ capacity using world-class technology to support growing demand beyond 2018

Wilmington, Del., May 2, 2016 - The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, announced financial results for the first quarter 2016.

Chemours President and CEO Mark Vergnano said, “Our first quarter performance was a solid start to 2016 as we continue to execute on all aspects of our transformation plan-reducing cost, growing market positions, optimizing our portfolio, enhancing our organization and refocusing investments. We realized over $40 million of transformation plan savings in the first quarter, and we continue to have line of sight to $200 million of savings in 2016. Demand for Opteon™ grew significantly as automotive manufacturers prepare for new refrigerant regulations. We made steady progress on the strategic review of our Chemical Solutions segment with the signing of a definitive agreement to sell the C&D business. We strengthened our organization through the addition of new leaders in key roles. Finally, our working capital initiatives across all our businesses resulted in a notable year-over-year reduction of seasonal cash use that, in turn, improved free cash flow considerably. Overall, we made steady progress across all fronts.”

First quarter net sales were $1.3 billion, a decrease of 5 percent from $1.4 billion in the prior-year quarter. First quarter net income was $51 million, or $0.28 per diluted share, versus net income of $43 million, or $0.24 per diluted share on a pro forma basis in the prior-year quarter. Adjusted EBITDA for the first quarter was $128 million versus $145 million in the prior-year quarter. Lower average prices in Titanium Technologies and approximately $22 million of unfavorable currency movements were partially offset by improved profitability in Fluoroproducts and Chemical Solutions versus the prior-year quarter.

Sales and Adjusted EBITDA decreased by $63 million and $4 million, respectively, from the fourth quarter of 2015 to the first quarter of 2016. Lower costs, higher volumes of fluoropolymers and lower Corporate and Other expenses were offset by unfavorable mix in the Fluoroproducts segment, lower licensing income and $6 million of unfavorable currency movements.

Titanium Technologies
In the first quarter, Titanium Technologies segment sales were $521 million, a 4 percent decline versus the prior-year quarter. Segment Adjusted EBITDA was $54 million, a 42 percent decline compared to the prior-year quarter. Lower year-over-year pricing and unfavorable currency movements reduced net sales 16 percent and 1 percent, respectively. Higher year-over-year volume contributed to a 13 percent increase in revenue, with first quarter 2016 volume in line with normal seasonal trends. All regions except China and Latin America experienced higher volumes versus the prior-year quarter. The higher volume and benefits from cost reductions were more than offset by lower prices and $7 million of unfavorable currency impacts.

Sequentially, versus the fourth quarter of 2015, sales decreased 12 percent and Adjusted EBITDA decreased $8 million, or 13 percent. Transformation plan cost savings helped offset the impact from a global average price decline of less than1 percent and a $1 million impact from unfavorable currency movements. Volume decreased 11 percent driven by seasonally lower demand in Asia and weaker demand in Latin America that were partially offset by higher volumes in North America and EMEA. In the quarter, Chemours began implementing a modest price increase across its TiO2 product lines for 2016 that resulted in higher quarter-end prices. In April 2016, Chemours announced an additional $150 per tonne price increase effective May 1, 2016.

Fluoroproducts
Fluoroproducts segment sales in the first quarter were $531 million, a decrease of 4 percent versus the prior-year quarter. Segment Adjusted EBITDA was $85 million, a 13 percent increase versus the prior-year quarter. Opteon™ sales growth and broader participation in fluoropolymers markets drove increased sales compared to the prior-year quarter, but were more than offset by weaker demand for fluoropolymers in consumer electronics, regulated volume reductions of base refrigerants and approximately $14 million of unfavorable currency movements. Lower sales were offset by improved operations throughout the Fluoroproducts manufacturing network, which contributed approximately $9 million in lower year-over-year costs and led to higher Adjusted EBITDA versus the prior-year quarter.

Sequentially, versus the fourth quarter of 2015, sales and Adjusted EBITDA increased 3 percent and 6 percent, respectively. Growth in Opteon™ volumes was notable in the quarter as automotive manufacturers prepare for the January 1, 2017 regulatory compliance in Europe. Those higher sales were partially offset by seasonally lower demand for other refrigerants and continued competitive pricing pressure for fluoropolymers versus the previous quarter. The increase in Adjusted EBITDA was due in large part to lower costs in the quarter that were partially offset by unfavorable product mix and currency movements.

Today, the company also announced its decision to invest in new Opteon™ capacity using world-class technology. This investment will establish the world’s largest hydrofluoroolefins (HFO) manufacturing facility positioned closest to the biggest regulated markets - the United States and the European Union. With expected start-up in 2018, the new facility will triple Chemours’ Opteon™ capacity to meet growing market demand for low global warming potential products into mobile air conditioning and refrigeration applications.

Chemical Solutions
In the first quarter, Chemical Solutions segment sales were $245 million, an 8 percent decline versus the prior-year quarter, primarily due to pass-through impact on prices of lower raw material costs and softness in spot market pricing. Segment Adjusted EBITDA was $10 million, $9 million above the prior-year quarter, reflecting focused transformation plan initiatives that are delivering lower operating costs across the segment.

Sequentially, sales decreased 4 percent versus the fourth quarter of 2015, while Adjusted EBITDA was $6 million lower driven primarily by lower licensing income in the first quarter.

In the first quarter, the company continued its strategic review and streamlining of the Chemicals Solutions segment. In March, the company completed the sale of its Beaumont Aniline facility to The Dow Chemical Company for $140 million, and, in April, Chemours announced the sale of the C&D business to LANXESS for $230 million. The company expects to close the C&D transaction in the second half of 2016.

Corporate and Other
Corporate and Other represented a negative $21 million of Adjusted EBITDA. Corporate and Other expenses in the first quarter of 2016 declined $3 million and $5 million versus the prior-year quarter and the fourth quarter 2015, respectively.

The company realized a cash tax rate of approximately 18 percent in the quarter, reflecting the taxes associated with a gain on sale. For the full year 2016, the company expects its cash tax rate to be in the mid- to high-teens percentages, including the company’s anticipated geographic mix of earnings and an additional gain anticipated with the C&D transaction.

Liquidity
As of March 31, 2016, gross consolidated debt was $4.0 billion. Debt, net of cash, was $3.6 billion.

Cash balances increased to $435 million at March 31, 2016. In the quarter, the company received a $190 million prepayment from DuPont for certain goods and services that Chemours expects to provide to DuPont over 12 to 15 months. At the end of the quarter, the remaining balance was $166 million. On March 1, 2016, the company also received $140 million of gross proceeds from the Beaumont aniline sale. Additionally, better inventory management drove improved working capital performance despite typical seasonal use of cash. Excluding the benefit of the DuPont prepayment, working capital1 performance improved by $138 million versus the prior-year quarter

As previously reported, the company and its lenders entered into an amendment of its existing credit agreement during the first quarter. Chemours believes that this agreement, along with the DuPont prepayment, provides enhanced liquidity and flexibility to implement the company’s transformation plan.

Outlook
Vergnano commented, “For the full year, we expect to deliver Adjusted EBITDA above our 2015 performance, generating modestly positive free cash flow. We remain focused on improving our profitability in Titanium Technologies, getting the business back to acceptable profitability levels through cost reductions and modest price increases that will support our reinvestment requirements for long-term, quality supply for our customers. We began implementing TiO2 price increases globally in the first quarter, ending the quarter with global average prices higher than we started. We fully expect our new Altamira TiO2 line to be begin commercial operation in the second quarter, as planned. Flawless execution of our transformation plan is putting us well on our way to $500 million of improved EBITDA in 2017 over 2015, significantly improving free cash flow and reducing our net leverage.”

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Tuesday, May 3, 2016 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry. Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and oil refining operations and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™ and Nafion™. Chemours has approximately 8,000 employees across 35 manufacturing sites serving more than 5,000 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more information please visit chemours.com.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted Net Income (Loss), Adjusted Diluted Income (Loss) per share and Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures. Free Cash Flow is defined as Cash from Operations minus cash used for PP&E purchases. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

[1] Excludes $166 million of benefit from DuPont prepayment.

Management uses Adjusted Net Income (Loss), Adjusted Diluted Income (Loss) per share and Adjusted EBITDA to evaluate the company’s performance excluding the impact of certain non-cash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, which often may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. These forward-looking statements address, among other things, our anticipated future operating and financial performance, business plans and prospects, transformation plans, resolution of environmental liabilities, litigation and other contingencies, plans to increase profitability, our ability to pay or the amount of any dividend, and target leverage that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. The matters discussed in these forward-looking statements also are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements, as further described in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2015. Chemours undertakes no duty to update any forward-looking statements.
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The Chemours Company
Consolidated Statements of Operations (Unaudited)
(Dollars in millions, except per share)

	Three months ended
	March 31,
	2016	2015
Net sales	$1,297	$1,363
Cost of goods sold	1,095	1,111
Gross profit	202	252
Selling, general and administrative expense	133	167
Research and development expense	23	23
Employee separation and asset related charges, net	17	—
Total expenses	173	190
Equity in earnings of affiliates	5	3
Interest expense, net	(57)	—
Other income (expense), net	93	(7)
Income before income taxes	70	58
Provision for income taxes	19	15
Net income	51	43
Less: Net income attributable to noncontrolling interests	—	—
Net income attributable to Chemours	$51	$43

Per share data
Basic earnings per share of common stock [1]	$0.28	$0.24
Diluted earnings per share of common stock [1]	$0.28	$0.24
Dividends per share of common stock	$0.03	$—
 1 On July 1, 2015, E. I. du Pont de Nemours and Company distributed 180,966,833 shares of Chemours' common stock to holders of its common stock. Basic and diluted earnings per common share for the three months ended March 31, 2015 were calculated using the number of shares distributed on July 1, 2015.

The Chemours Company
Consolidated Balance Sheets
(Dollars in millions)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash	$435	$366
Accounts and notes receivable - trade, net	906	859
Inventories	948	972
Prepaid expenses and other	82	104
Total current assets	2,371	2,301
Property, plant and equipment	9,092	9,015
Less: Accumulated depreciation	(5,893)	(5,838)
Net property, plant and equipment	3,199	3,177
Goodwill	165	166
Other intangible assets, net	10	10
Investments in affiliates	144	136
Other assets	491	508
Total assets	$6,380	$6,298
Liabilities and equity
Current liabilities:
Accounts payable	$842	$973
Short-term borrowings and current maturities of long-term debt	34	39
Other accrued liabilities	611	454
Total current liabilities	1,487	1,466
Long-term debt, net	3,920	3,915
Deferred income taxes	239	234
Other liabilities	542	553
Total liabilities	6,188	6,168
Commitments and contingent liabilities
Equity
Common stock (par value $.01 per share; 810,000,000 shares authorized; 181,460,309 shares issued and outstanding as of March 31, 2016)	2	2
Additional paid-in capital	775	775
Accumulated deficit	(64)	(115)
Accumulated other comprehensive loss	(525)	(536)
Total Chemours stockholders' equity	188	126
Noncontrolling interests	4	4
Total equity	192	130
Total liabilities and equity	$6,380	$6,298

The Chemours Company
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Three months ended
	March 31,
	2016	2015
Operating activities
Net income	$51	$43
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	66	64
Amortization of debt issuance costs and discount	8	—
Gain on sale of assets and business	(89)	—
Equity in earnings of affiliates	(5)	(3)
Deferred tax expense	10	11
Other operating charges and credits, net	55	11
Decrease (increase) in operating assets:
Accounts and notes receivable - trade, net	(40)	(98)
Inventories and other operating assets	18	(88)
Decrease in operating liabilities:
Accounts payable and other operating liabilities	(38)	(178)
Cash provided by (used for) operating activities	36	(238)
Investing activities
Purchases of property, plant and equipment	(89)	(137)
Proceeds from sales of assets and business	140	8
Foreign exchange contract settlements	(1)	—
Investment in affiliates	—	(30)
Cash provided by (used for) investing activities	50	(159)
Financing activities
Debt repayments	(9)	—
Deferred financing fees	(2)	—
Dividends paid	(5)	—
Net transfers from DuPont	—	397
Cash (used for) provided by financing activities	(16)	397
Effect of exchange rate changes on cash	(1)	—
Increase in cash	69	—
Cash at beginning of period	366	—
Cash at end of period	$435	$—

Non-cash investing activities:
Change in property, plant and equipment included in accounts payable	$3	$—

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Segment Net Sales	Three months ended			Three months ended
	March 31,			December 31,	Year over Year
	2016	2015	Increase / (Decrease)	2016	Increase / (Decrease)
Titanium Technologies	$521	$545	$(24)	$589	$(68)
Fluoroproducts	531	552	(21)	515	16
Chemical Solutions	245	266	(21)	256	(11)
Net sales	$1,297	$1,363	$(66)	$1,360	$(63)

Segment Adjusted EBITDA	Three months ended			Three months ended
	March 31,			December 31,	Year over Year
	2016	2015	Increase / (Decrease)	2016	Increase / (Decrease)
Titanium Technologies	$54	$93	$(39)	$62	$(8)
Fluoroproducts	85	75	10	80	5
Chemical Solutions	10	1	9	16	(6)
Corporate and Other	(21)	(24)	3	(26)	5
Total Adjusted EBITDA	$128	$145	$(17)	$132	$(4)

Adjusted EBITDA Margin	10%	11%		10%

Quarterly Change in Net Sales from March 31, 2015
			Percentage change due to:
	2016 Net Sales	Percentage Change vs 2015	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,297	(5)%	(6)%	4%	(2)%	(1)%

Titanium Technologies	$521	(4)%	(16)%	13%	(1)%	—%
Fluoroproducts	$531	(4)%	4%	(3)%	(5)%	—%
Chemical Solutions	$245	(8)%	(8)%	3%	(1)%	(2)%

Quarterly Change in Net Sales from December 31, 2015
			Percentage change due to:
	2016 Net Sales	Percentage Change vs 2015	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,297	(5)%	(1)%	(3)%	—%	(1)%

Titanium Technologies	$521	(12)%	(1)%	(11)%	—%	—%
Fluoroproducts	$531	3%	(3)%	7%	(1)%	—%
Chemical Solutions	$245	(5)%	(1)%	(1)%	—%	(3)%

The Chemours Company
Reconciliations of Non-GAAP Information (Unaudited)

GAAP Net (Loss) Income to Adjusted EBITDA and Adjusted Net Income Reconciliations
(Dollars in millions)

	Three months ended
	March 31,		December 31,
	2016	2015	2015
Net income (loss) attributable to Chemours	$51	$43	$(86)
Non-operating pension and other postretirement employee benefit costs	(7)	7	(8)
Exchange losses	6	16	28
Restructuring charges	17	—	85
Asset impairments	—	—	3
(Gain) loss on sale of assets or business	(89)	—	9
Transaction, legal and other charges	8	—	17
Provision for (benefit from) income taxes related to reconciling items [1]	25	(7)	(43)
Adjusted Net Income	11	59	5
Net income attributable to noncontrolling interests	—	—	—
Interest expense, net	57	—	53
Depreciation and amortization	66	64	66
All remaining (benefit from) provision for income taxes [1]	(6)	22	8
Adjusted EBITDA	$128	$145	$132

Adjusted earnings per share, basic [2]	$0.06	$0.33	$0.03
Adjusted earnings per share, diluted [2]	$0.06	$0.33	$0.03
1 Total of provision for (benefit from) income taxes reconciles to the amount reported in the consolidated statement of income (unaudited) for the three months ended March 31, 2016 and 2015.
2 On July 1, 2015, E. I. du Pont de Nemours and Company distributed 180,966,833 shares of Chemours' common stock to holders of its common stock. Adjusted basic and diluted earnings per common share for the three months ended March 31, 2015 were calculated using the number of shares distributed on July 1, 2015.

CONTACT:

MEDIA:
Robert Dekker
Global Corporate Communications Leader
+1.302.773.4509
robert.dekker@chemours.com

INVESTORS:
Alisha Bellezza
Director of Investor Relations
+1.302.773.2263
investor@chemours.com